Exhibit 10.11
December 2, 2019

Jay T. Backstrom, M.D.

Dear Jay:

I am pleased to offer you the position of Executive Vice President, Research and Development with Acceleron Pharma Inc. (the “Company”) reporting to Habib Dable. Your start date for employment is currently set at December 19, 2019 and may occur earlier upon mutual consent.

Base Pay
Your initial salary will be at the rate of $525,000 per year less applicable legal deductions, payable in accordance with the regular payroll practices of the Company.

Bonus
Beginning in fiscal year 2020, you will be eligible to participate in the Company’s bonus plan with a target of 40% of your yearly compensation, which would be typically paid in February 2021. You are not eligible to receive a bonus for performance in 2019.

Equity
You will be granted (a) an option to purchase such number of shares of common stock of the Company with an aggregate grant date fair value, determined by the Board or the Compensation Committee of the Board using the Company’s then current Black-Scholes valuation model, equal to $2.7 million and (b) a number of restricted stock units (“RSUs”) equal to $900,000 divided by the fair market value of a share of the Company’s common stock on the date of grant of the award. The stock options will be granted on the first market trading day of the month after your start date, with vesting commencing on your start date, and an exercise price equal to the closing price of a share of common stock on the date of grant. The stock options will vest with respect to 25% of the shares on the first anniversary of your start date, and the remaining shares will vest in equal quarterly installments over the subsequent three years. The RSUs will be granted on the first market trading day of the month after your start date, with vesting commencing on the grant date, and will vest in equal annual installments over three years. The stock option and RSU grants are subject to approval by the Board of Directors, and will be subject to the terms set forth in the Company’s standard form of award agreements.

In addition, subject to annual approval by the Compensation Committee of the Board of Directors, you will be eligible to receive an annual equity award in the first quarter of each year, beginning in 2021. You will not be eligible for an annual equity award in 2020.

Sign-On Bonus
You will receive a sign-on bonus of $300,000 payable on your first paycheck after your start date, less applicable legal deductions. Should you resign from the Company within the first 24 months of your employment, other than due to your death or disability, or for Good Reason as defined in the employment agreement submitted to you in connection with this offer (the “Employment Agreement”), you will be required to repay a prorated amount of the sign-on bonus that had been paid to you based on period of service completed, as follows: Prior to your one-year anniversary, you will be required to repay the full sign-on amount that was paid to you. Following your one-year anniversary, but prior to your two-year anniversary, you will be required to repay a prorated amount of the sign-on bonus based upon the number of months remaining in the 24 month period at the

Jay T. Backstrom, MD
December 2, 2019

time of your resignation (i.e., if you resign on the last day of your 14th month of employment, you would be required to repay 10 months of the sign-on bonus (or $125,000).

Benefits
During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to employees in comparable positions, subject to plan terms and generally applicable Company policies.

Other
You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. As Executive Vice President, Research and Development, you will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time. All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

The Immigration Reform and Control Act of 1986 requires employers to confirm that all employees hired on or after November 6, 1986 are authorized to work in the United States.  Enclosed is a list of acceptable documents of identification and employment eligibility.  You will be required to complete Section 1 of the form on your first day of work. Please bring with you one document from list A or one document from list B and C at that time, or within three days of starting work in order to complete Section 2. We will not be able to employ you if you fail to comply with this requirement.

In addition, this offer is conditioned upon your execution of the Company’s standard form of Confidentiality, Non-Competition and Proprietary Information Agreement, and pending the results of a background check which will be completed online.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, for any or no reason, with or without notice, and with or without cause. We do ask that you give two (2) weeks' written notice if you decide to resign. The Company will give you comparable notice, or pay in lieu of notice, if it initiates termination.

This letter, the attached Confidentiality, Non-Competition and Proprietary Information Agreement, and the Employment Agreement set forth our complete and entire agreement and understanding regarding the terms and conditions of your employment with the Company, and supersedes all prior verbal or written offers. Therefore, in accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Jay T. Backstrom, MD
December 2, 2019

Jay, formalities aside, I am personally delighted that you are joining us and look forward to your contributions.

Sincerely,

/s/ Habib J. Dable
Habib J. Dable
President and Chief Executive Officer

Accepted and agreed:

/s/ Jay T. Backstrom
Jay T. Backstrom

Date: December 4, 2019

Attachments:
Confidentiality, Non-Competition and Proprietary Information Agreement – please sign and keep a copy for your records
Form of Employment Agreement – to be dated and signed when you start
I9 Employment Eligibility Documents List